Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Ray Druseikis	Bob Lentz
	(614) 409-4996	(614) 876-1900
AirNet Systems, Inc. Shareholders Adopt
Agreement and Plan of Merger
COLUMBUS, Ohio (June 4, 2008) AirNet Systems, Inc. (AMEX: ANS) announced that its shareholders voted to approve the proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2008 (the “merger agreement”), by and among AirNet, AirNet Holdings, Inc., and AirNet Acquisition, Inc. and to approve the merger contemplated thereby, at the Special Meeting of Shareholders held today.
Approximately 72.5% of the outstanding common shares were voted in favor of the proposal (approximately 97.5% of the common shares voted at the Special Meeting). Under the terms of the merger agreement, each holder of AirNet’s common shares will receive $2.81 per share in cash. The closing is not subject to any financing contingencies and is expected to occur in early June. Following completion of the merger, AirNet’s common shares will cease trading on the American Stock Exchange.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement
Except for the historical information contained in this news release, the matters discussed, including, but not limited to, statements concerning the prospects for completing the merger are forward-looking statements that involve risks and uncertainties. When used in this news release, the words “believe”, “will”, “expect” and similar expressions are intended to be among statements that identify forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The following factors, in addition to those included in the disclosures under the heading “ITEM 1A — RISK FACTORS” of Part I of AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and “ITEM 1A — RISK FACTORS” of Part II of AirNet’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 could cause actual results to differ materially from those expressed in our forward-looking statements: the failure to satisfy any of the closing conditions in the merger agreement; uncertainty surrounding the merger making it more difficult to maintain relationships with AirNet’s customers and team members; potential regulatory changes by the Federal Aviation Administration (“FAA”), the Department of Transportation (“DOT”) and the Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks; changes in the way the FAA is funded which could increase AirNet’s operating costs; changes in check processing and shipment patterns of bank customers; changes in check processing and shipment patterns of the Federal Reserve System’s Check Relay Network; the continued acceleration in the migration of AirNet’s Bank Services customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its cost structure to match declining revenues and operating expenses; disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and corporate website; the impact of intense competition on AirNet’s ability to maintain or increase its prices for Express Services customers (including fuel surcharges in response to rising fuel costs); the impact of prolonged weakness in the United States economy on time-critical shipment volumes; significant changes in the volume of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services; the acceptance by AirNet’s weekday Bank Services customers of AirNet’s pricing structure; pilot shortages which could result in increased operating costs, a reduction in AirNet’s flight schedule or require subcontracting of certain routes; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations; as well as other risks described from time to time in AirNet’s filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosures included in “ITEM 1A — RISK FACTORS” of Part I and in the section captioned “Forward-looking statements” in “ITEM 7 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 of AirNet Systems, Inc. (File No. 1-13025) and the disclosure included in “ITEM 1A — RISK FACTORS” of Part II of AirNet Systems, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in the forward-looking statements.
###